EXHIBIT 5.1

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, WA 98101-3099

Phone: 206 359-8000

Fax: 206 359-9000

www.perkinscoie.com

May 1, 2014

Itron, Inc.

2111 N. Molter Road

Liberty Lake, WA 99019

Re:	Registration Statement on Form S-8 of Shares of Common Stock, no par value per share, of Itron, Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 3,829,434 shares of common stock, no par value (the “Shares”), which may be issued pursuant to the Itron, Inc. Amended and Restated 2010 Stock Incentive Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of Itron, Inc. as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by Itron, Inc. of any certificates representing the Shares, the registration by its registrar of the Shares and the issuance thereof by Itron, Inc. in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, such Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/ PERKINS COIE LLP